Exhibit 99.1

CONTACTS:	Dennis M. Oates	June Filingeri
	Chairman,	President
	President and CEO	Comm-Partners LLC
	(412) 257-7609	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS FIRST QUARTER 2015 RESULTS

IN LINE WITH PRELIMINARY FORECAST

•	Net Sales are $56.0 Million - Highest in 10 Quarters

•	Premium Alloy Sales Reach Record 9% of Total Sales

•	Gross Margin and Operating Income Reduced by Effect of Commodity Price Drop on Surcharges

•	Net Income Totals $0.1 Million, or $0.02 per Diluted Share

•	Quarter-End Backlog Is $58.5 Million

BRIDGEVILLE, PA, April 29, 2015 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported results for the first quarter of 2015 in line with its announcement of preliminary results on April 21.

Net sales for the first quarter of 2015 were $56.0 million, an increase of 20% from the first quarter of 2014 and 6% higher than the fourth quarter of 2014. Sales of premium alloys also increased, rising 87% from the first quarter of 2014 and 42% sequentially, and reached a record $5.0 million, or 9% of net sales.

Net sales increased in all of the Company’s targeted end markets compared with the first quarter of 2014, with aerospace sales up 26%, power generation sales up 35%, oil & gas sales up 44%, and heavy equipment sales up 1%. Compared with the fourth quarter of 2014, aerospace sales were up 5%, power generation sales were up 26%, oil & gas sales were up 30%, while heavy equipment sales were 31% lower sequentially. The Company’s backlog (before surcharges) at March 31, 2015 was $58.5 million compared with $61.1 million at the end of 2014.

The Company’s gross margin for the first quarter of 2015 was $5.7 million, or 10.2% of net sales, compared with $6.1 million, or 13.0% of sales, in the first quarter of 2014, and $8.9 million, or 16.8% of net sales, in the fourth quarter of 2014. The lower gross margin in the 2015 first quarter was impacted by a continued decline in nickel prices, which were down 14% in the first quarter and down 24% over the past six months, and a sudden 31% drop in iron scrap pricing in February, both of which caused a misalignment between Company surcharges and material costs of products shipped, especially those with longer lead times. Material costs are calculated at the time of production, while surcharges are calculated at the time of shipment.

Operating income was $1.0 million for the first quarter of 2015, compared with $1.4 million for the first quarter of 2014, and $3.1 million for the fourth quarter of 2014.

Net income for the first quarter of 2015 was $0.1 million, or $0.02 per diluted share. In the first quarter of 2014, the Company recorded a net loss of $0.5 million, or $0.07 per diluted share. Net income for the fourth quarter of 2014 was $1.7 million, or $0.24 per diluted share.

For the first quarter of 2015, the Company used cash for operating activities of $2.1 million. Total debt at March 31, 2015 was $91.8 million, compared with $86.9 million at the end of 2014. The increase was mainly to support higher receivables due to increased sales in the quarter, with March being especially strong. Debt to total capitalization at the end of the first quarter 2015 was 31.0%.

Chairman, President and CEO Dennis Oates commented: “We achieved continued sales growth in the first quarter of 2015. Even with lower surcharges and mounting concerns about the oil & gas market, we realized increased sales to all our end markets over the first quarter of 2014. Further, we made progress in our sales of premium products, which reached a record 9% of sales.

“Despite our top-line growth, the substantial drop in commodity prices and resulting misalignment of surcharges with material cost of products shipped in the quarter, took a sharp toll on our gross margin. While soft commodity prices may persist for a few more months, our surcharges and material costs are expected to become better aligned by the second half of the year. Additionally, we are taking pro-active measures to reduce operating costs, inventory and certain capital expenditures. Finally, we continue to execute our strategy to move to higher value products.

“Looking forward, our end markets of aerospace, power generation and heavy equipment remain positive. At the same time, there is increasing industry-wide concern about the effect of the drop in the price of oil on demand, which will pose challenges as we move through 2015. Nonetheless, we are fully focused on capturing opportunities in each of our markets and pushing forward with our growth strategy.”

Webcast

The Company has scheduled a conference call for today, April 29, at 10:00 a.m. (Eastern) to discuss first quarter 2015 results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the second quarter of 2015.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

-TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2015	2014
Net Sales
Stainless steel	$44,398	$36,627
High-strength low alloy steel	5,278	3,795
Tool steel	3,807	3,672
High-temperature alloy steel	1,418	1,220
Conversion services and other sales	1,082	1,353

Total net sales	55,983	46,667

Cost of products sold	50,273	40,607

Gross margin	5,710	6,060

Selling, general and administrative expenses	4,694	4,628

Operating income	1,016	1,432

Interest expense	(622)	(698)
Deferred financing amortization	(160)	(165)
Other (expense) income, net	(44)	4

Income before income taxes	190	573

Provision for income taxes	65	1,072

Net income (loss)	$125	$(499)

Net income (loss) per common share - Basic	$0.02	$(0.07)

Net income (loss) per common share - Diluted	$0.02	$(0.07)

Weighted average shares of common stock outstanding
Basic	7,054,469	7,014,836
Diluted	7,093,951	7,014,836

MARKET SEGMENT INFORMATION

	Three months ended March 31,
	2015	2014
Net Sales
Service centers	$37,412	$28,791
Original equipment manufacturers	6,945	3,916
Rerollers	6,657	6,225
Forgers	3,887	6,382
Conversion services and other sales	1,082	1,353

Total net sales	$55,983	$46,667

Tons shipped	9,892	9,325

MELT TYPE INFORMATION

	Three months ended March 31,
	2015	2014
Net Sales
Specialty alloys	$49,862	$42,616
Premium alloys *	5,039	2,698
Conversion services and other sales	1,082	1,353

Total net sales	$55,983	$46,667

END MARKET INFORMATION **

	Three months ended March 31,
	2015	2014
Net Sales
Aerospace	$33,761	$26,707
Power generation	7,324	5,415
Oil & gas	6,101	4,249
Heavy equipment	3,992	3,959
General industrial, conversion services and other sales	4,805	6,337

Total net sales	$55,983	$46,667

*	Premium alloys represent all vacuum induction melted (VIM) products.
**	The majority of our products are sold to service centers/processors rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, that they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
Assets

Cash	$223	$142
Accounts receivable, net	33,498	29,057
Inventory, net	98,437	101,070
Deferred income taxes	9,683	9,683
Other current assets	3,692	2,681

Total current assets	145,533	142,633
Property, plant and equipment, net	198,988	199,795
Goodwill	20,268	20,268
Other long-term assets	1,635	1,861

Total assets	$366,424	$364,557

Liabilities and Stockholders’ Equity

Accounts payable	$23,237	$25,009
Accrued employment costs	3,709	6,011
Current portion of long-term debt	3,000	3,000
Other current liabilities	993	861

Total current liabilities	30,939	34,881
Long-term debt	88,821	83,875
Deferred income taxes	42,108	42,108
Other long-term liabilities	65	63

Total liabilities	161,933	160,927
Stockholders’ equity	204,491	203,630

Total liabilities and stockholders’ equity	$366,424	$364,557

CONSOLIDATED STATEMENTS OF CASH FLOW

	Three months ended March 31,
	2015	2014

Operating activities:
Net income (loss)	$125	$(499)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	4,555	4,208
Deferred income tax	—	733
Share-based compensation expense	539	525
Changes in assets and liabilities:
Accounts receivable, net	(4,441)	(6,615)
Inventory, net	2,093	(8,990)
Accounts payable	(1,772)	12,449
Accrued employment costs	(2,302)	765
Income taxes	(100)	520
Other, net	(777)	(897)

Net cash (used in) provided by operating activities	(2,080)	2,199

Investing activity:
Capital expenditures	(2,982)	(1,322)

Net cash used in investing activity	(2,982)	(1,322)

Financing activities:
Borrowings under revolving credit facility	35,312	15,056
Payments on revolving credit facility	(29,616)	(16,045)
Payments on term loan facility	(750)	(750)
Proceeds from the issuance of common stock	197	648

Net cash provided by (used in) financing activities	5,143	(1,091)

Net increase (decrease) in cash	81	(214)
Cash at beginning of period	142	307

Cash at end of period	$223	$93